CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form 10-12g/a of our report dated January 19, 2018, of Pristine Acquisition, Inc. relating to the audit of the financial statements for the period ending November 30, 2017 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

March 1, 2018